UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: November 3, 2016

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As disclosed in the Company’s Current Report on Form 8-K/A filed on October 28, 2016, the Company did not make the first amortization payment of approximately $444,444.44, plus accrued interest of approximately $113,580 under the Debentures issued in connection with its private placement (the “Private Placement”) of $4,444,444.44 principal amount of Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”).

As previously disclosed, the Company has entered into waiver agreements with purchasers of the Debentures (“Purchasers”) holding approximately 87% of the principal amount of the Debentures with respect to the failure to make the first amortization payment. Pursuant to the terms of the Waiver, the Purchasers have agreed to waive the payment of the amortization payments and accrued interest due for October 2016 and November 2016. In consideration for waiving the payment terms of the Debentures, the Company has agreed to pay, upon execution of the Waiver, 10% of the Amortization Amount that became due on October 12, 2016 and has agreed to pay on November 12, 2016 10% of the Amortization Amount due in November 2016. All other amounts will be due and payable in accordance with the terms of the Debentures, with the deferred payments due at maturity.

The Company did not receive a waiver from one of its debenture holders, holding approximately 13% of the principal amount of the Debentures with respect to the event of default arising out of the Company’s failure to make the first amortization payment when due. Pursuant to the terms of the Debentures, such holder has sent a notice of acceleration, stating that the Company owes $695,679.56, reflecting the principal amount of the Debenture plus interest through November 1, 2016. Interest will accrue at 18% until this amount is satisfied. The Company is seeking to settle the matter with the holder; however, there can be no assurance that an agreement will be reached.

As previously disclosed, the Company has not maintained the Minimum Cash Reserve as required by the Purchase Agreement. Pursuant to the terms of the Debentures, the failure to cure the failure to maintain the Minimum Cash Reserve within three trading days constitutes an Event of Default. Among other things: (1) at the Purchaser’s election, the outstanding principal amount of the Debentures, plus accrued but unpaid interest, plus all interest that would have been earned through the one year anniversary of the original issue date if such interest has not yet accrued, liquidated damages and other amounts owed through the date of acceleration, shall become, immediately due and payable in either cash or stock pursuant to the terms of the Debentures; and (2) the interest rate on the Debentures will increase to the lesser of 18% or the maximum allowed by law. In addition to other remedies available to the Purchasers, our obligation to repay amounts due under the Debentures is secured by a first priority security interest in and lien on all of our assets and property, including our intellectual property, and such remedies can be exercised by the Purchasers without additional notice to the Company.

The Waivers entered into with some of the Purchasers related to the failure to pay the amortization amounts do not address the failure to maintain the Minimum Cash Reserve.

In addition, the Company reported in the Form 8-K/A filed on October 28, 2016 that the events of default under the Debentures also constituted a default under the note issued in connection with the acquisition of Rant, Inc (the “Rant Note”). The holder of the Rant note has executed a waiver that provides that, until May 15, 2017, the events of default arising out of the failure to pay the amounts due under the Debentures as of the date of the waiver and the failure by the Company to maintain the Minimum Cash Reserve shall not constitute events of default for purposes of the Rant Note. .

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Waiver Agreement between the Company and 1811420 Delaware Trust

FUNCTION(X) INC.

Date: November 9, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President